EXHIBIT 99.1
                                                                    ------------

          COMMUNITY CAPITAL BANCSHARES ANNOUNCES FIRST QUARTER EARNINGS

Albany, Ga., April 29 / PRNewswire. - Community Capital Bancshares (Nasdaq:
ALBY) reports net income of $70,000 or $.05 per share for the first quarter ended March 31, 2003. This compares to the prior year's earnings of $121,000 or $.08 per share for the first quarter. Since March 31, 2002, the bank has opened two additional loan production offices. Total loan growth during the past year is $23,286,000 or 34.8%. With this strong growth rate we decided to increase the level of the reserve for losses on loans as is evidenced in the current provision for losses on loans. Our level of credit quality remains high. The increased loan volume resulted in an increase in net interest income of $185,000 or 22.08%

Total assets at March 31, 2003 were $120,130,000 compared to the December 31, 2002 amount of $109,185,000, resulting in an increase of $10,935,000 or 10.02%.
Net loans increased $8,251,000 or 10.20% during the quarter, and total deposits increased $8,912,000 or 10.36% during the same time span. At March 31, 2002, the Company had total assets of $91,936,000. This represents a growth of $28,194,000 or 30.67% over the past twelve months.

Bob Lee, President, stated "We are pleased with the results of operations for the first quarter of 2003. These results reflect our strategic plan, emphasizing quality growth in our assets. We continue to implement our strategic plans with the expansion of our loan production office in Lee County to a full service location effective June 1 of this year. We anticipate further development of a downtown Albany location later this year. Lee continued, "These offices, along with our ATM's located at Merck & Company, Phoebe Putney Memorial Hospital, Southwest Georgia Regional Airport and ATM's at each of our banking locations, give us presence and visibility throughout the local area."

Community Capital is headquartered in Albany, Georgia, and has three banking locations there. The stock is traded on the Nasdaq Small Cap market under the symbol "ALBY".

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

                       Community Capital Bancshares, Inc.
                              Financial Highlights
                                   (Unaudited)
                  (Dollars in thousands, except per share data)


                                                   Quarter Ended
EARNINGS SUMMARY:                               3/31/03    3/31/02
                                               ---------  ---------
   Net Interest Income                         $  1,023   $    838
   Provision for Loan Losses                        130         72
   Non-interest income                              250        166
   Non-interest expense                           1,025        751
   Income Tax Expense                                48         60
     Net Income                                      70        121
   Primary Earnings per share                  $    .05   $    .08
   Fully diluted earnings per share            $    .04   $    .08
CONDENSED BALANCE SHEET
   Cash and due from banks                     $  4,193   $  3,663
   Federal funds sold                             5,254        500
   Investment securities                         17,019     17,981
   Loans                                         90,094     66,808
   Less: Allowance for loan losses                 (952)      (630)
   Other assets                                   4,522      3,614
                                               ---------  ---------
   TOTAL ASSETS                                $120,130   $ 91,936
                                               =========  =========

   Total deposits                              $ 94,916   $ 73,248
   Other borrowings                              14,823      9,160
   Other liabilities                                588        349


                                        5

   Total stockholders' equity                     9,803      9,179
                                               ---------  ---------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $120,130   $ 91,936
                                               =========  =========




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